UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2012

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

J. C. Penney Company, Inc. (the “Company”) issued an earnings press release on February 24, 2012 announcing its 2011 fourth quarter and full-year results of operations and financial condition. This information is attached as Exhibit 99.1.

The press release and accompanying schedules provide certain information regarding (i) adjusted operating income excluding restructuring and management transition charges, (ii) adjusted operating income, (iii) adjusted income from continuing operations excluding restructuring and management transition charges, (iv) adjusted income from continuing operations, (v) adjusted earnings per share from continuing operations excluding restructuring and management transition charges, (vi) adjusted earnings per share from continuing operations and (vii) free cash flow, all of which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. A reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP is included with the release.

We define (i) adjusted operating income excluding restructuring and management transition charges as operating (loss)/income excluding the impact of restructuring and management transition charges, (ii) adjusted operating income as operating (loss)/income excluding the impact of restructuring and management transition charges and the non-cash impact of the qualified pension plan expense, (iii) adjusted income from continuing operations excluding restructuring and management transition charges as (loss)/income from continuing operations excluding the impact of after-tax restructuring and management transition charges, (iv) adjusted income from continuing operations as (loss)/income from continuing operations excluding the impact of after-tax restructuring and management transition charges and the after-tax non-cash impact of the qualified pension plan expense, (v) adjusted earnings per share from continuing operations excluding restructuring and management transition charges as (loss)/earnings per share from continuing operations excluding the impact of after-tax restructuring and management transition charges and (vi) adjusted earnings per share from continuing operations as (loss)/earnings per share from continuing operations excluding the impact of after-tax restructuring and management transition charges and the after-tax non-cash impact of the qualified pension plan expense.  We believe that these non-GAAP financial measures, which our management relies on to assess our operating results, are useful in order to better understand the operating performance of our core business, provide enhanced visibility into our selling, general and administrative expense structure and to facilitate the comparison of our results to the results of our peer companies.

We define free cash flow as cash flows from operating activities excluding discretionary cash contributions to the Company’s primary pension plan, less capital expenditures and dividends paid, plus proceeds from the sale of assets.  Adjustments to exclude discretionary pension plan contributions are more indicative of the Company’s ability to generate cash flows from operating activities.  We believe discretionary pension plan contributions are more reflective of financing transactions to pay-down off-balance sheet debt relating to the pension liability.  In addition, we believe that free cash flow is a relevant indicator of our ability to repay maturing debt, both on and off-balance sheet, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions.

We believe it is important to view each of these non-GAAP financial measures in addition to, rather than as a substitute for, the GAAP measures of operating (loss)/income, (loss)/income from continuing operations, (loss)/earnings per share from continuing operations, and cash flows from operating activities, respectively.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective February 21, 2012, the Human Resources and Compensation Committee approved the 2012 base salary, target incentive opportunity percentage under the J. C. Penney Corporation, Inc. 2011 Management Incentive Compensation Program and equity award value for Janet Dhillon, Executive Vice President, General Counsel and Secretary as follows: base salary of $700,000, target incentive opportunity of 75% of base salary and equity award under the Company’s 2009 Long-Term Incentive Program having a market value of $2,000,000 on the date of grant.  The compensation arrangements for the Company’s other executive officers remain unchanged.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

 Effective February 22, 2012, the Company’s Board of Directors amended Article III, Section 2 of the Company’s Bylaws to eliminate the mandatory retirement age for directors. A copy of the Company’s Bylaws, as amended, is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 3.1 Exhibit 99.1	J. C. Penney Company, Inc. Bylaws, as amended to February 22, 2012 J. C. Penney Company, Inc. News Release issued February 24, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Janet Dhillon
      Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date:  February 27, 2012

EXHIBIT INDEX

Exhibit Number                            Description

  3.1                                  J. C. Penney Company, Inc. Bylaws, as amended to February 22, 2012

99.1                                  J. C. Penney Company, Inc. News Release issued February 24, 2012